Exhibit 10.40
RESTRICTED STOCK AWARD AGREEMENT
     THIS AGREEMENT is made and entered into as of October 4, 2002, by and between CSX CORPORATION (“CSX”), a Virginia corporation, and Clarence W. Gooden (the “Recipient”).
     WHEREAS, CSX wishes to create a further incentive for Recipient to remain as an employee of CSX.
     NOW, THEREFORE, in consideration of their mutual promises and undertakings, CSX and Recipient mutually agree as follows:
     1. In consideration for Recipient’s agreement to remain an active employ of CSX or an Affiliate, continuously, through October 4, 2007 (the “Employment Period”), the Recipient shall, as of October 4, 2002 (the “Grant Date”), receive a grant of 17,000 shares of restricted CSX Corporation common stock, $1 par value (the “Restricted Stock”) under CSX’ s Omnibus Incentive Plan (the “Plan”), the provisions of which are hereby incorporated by reference. (In the event of any conflict between this Agreement and the Plan, this Agreement shall control.) All or a portion of the Restricted Stock shall vest, and the restrictions applicable to such shares of Restricted Stock hereunder shall be lifted, on the date that is the “Vesting Date,” as provided below in this Agreement. Except as provided otherwise below, the Vesting Date for all of the Restricted Stock shall be October 4, 2007. CSX shall pay to Recipient an amount equal to dividends declared and payable on each of the shares of Restricted Stock from October 4, 2002, through the Vesting Date for such shares or the date on which it is forfeited, as applicable, net of applicable withholding taxes, as and when such dividends are paid to CSX shareholders generally.
     2. (a) Except as set forth below in this Section 2, if Recipient’s employment with CSX terminates for any reason before the end of the Employment Period (“Date of Termination?’), Recipient shall forfeit the Restricted Stock, this Agreement shall become null and void, and CSX shall have no obligation as to vesting of any of the Restricted Stock and payment of any further monies pursuant to Paragraph 1 of this Agreement.
          (b) In the event of a termination of Recipient’s employment before the end of the Employment Period by reason of Recipient’s death or Disability, by CSX without Cause or by Recipient for Good Reason, the Date of Termination shall be the Vesting Date with respect to a number of shares of Restricted Stock determined by the following formula:
(number of completed months from the Grant Date through the Date of
Termination / 60) x 17,000
          For purposes of this Agreement, “Disability” shall mean the Recipient’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Recipient. “Cause” means (i) the willful and continued failure of the Recipient substantially to perform the Recipient’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company (the “Board”) or the Chief Executive Officer or other senior executive of the

Company delivers to the Recipient a written demand for substantial performance that specifically identifies the manner in which the Board, the Chief Executive Officer or such other executive believes that the Recipient has not substantially performed the Recipient’s duties, or (ii) illegal conduct or gross misconduct by the Recipient. “Good Reason” means termination by the Recipient within 60 days after, and as a result of:
i.	Any action by the Company that results in a material diminution in the Recipient’s position, authority, duties or responsibilities; provided, however, that minor changes in Recipient’s job title or responsibilities will not constitute grounds for a Good Reason termination under this Section 4(c)(i)(A).

ii.	any requirement by the Company that the Recipient’s services be rendered primarily at a location or locations other than Jacksonville Florida. unless such requested relocation is made under the terms of the CSX executive relocation policy.
          The remainder of the Restricted Stock shall be forfeited as of the Date of Termination and CSX shall have no obligation as to vesting of such forfeited Restricted Stock, nor any obligation to pay further monies pursuant to Paragraph 1 of this Agreement with respect to any of the Restricted Stock.
          (c) Recipient shall be solely responsible for any and all federal, state, and local taxes which may be imposed on him as a result of his receipt of the Restricted Stock, the vesting thereof and his receipt of dividends pursuant to Section 1.
     3. In the event of any change (such as recapitalization, merger, consolidation, stock dividend, or otherwise) in the character or amount of CSX Corporation common stock, $1 par value, prior to vesting of the Restricted Stock pursuant to Paragraph I of this Agreement, (a) the number of shares of Restricted Stock to which Recipient shall be entitled shall be the same as if he had actually owned the Restricted Stock without restriction at the time of such change, and (b) the amount of the cash to be paid to Recipient shall be the amount of dividends paid on the Restricted Stock following such change in the number of shares of Restricted Stock.
     4. Upon The occurrence of the date of a Vesting Event as defined in the Plan. the Vesting Date will be deemed to have occurred.
     5. Nothing in this Agreement shall be interpreted or construed to create a contract of employment between the Company and the Recipient. This Agreement is intended solely to provide Recipient an incentive to continue his existing employment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 4, 2002.

RECIPIENT:	CSX CORPORATION

/s/ Clarence W. Gooden	By: /s/ Jeffrey McCutcheon

Social Security No.: _________________________	Title: SVP, Human Resources